Exhibit 99.1

Yukon Gold Signs  4000M  Drill Contract  at its Marg Deposit

Toronto, Canada, February 25, 2008, Yukon Gold Corporation, Inc. (“Yukon Gold” or the "Company"), (TSX: YK) (OTCBB: YGDC) (Frankfurt: W8Y) announces the signing of a 4000 meter drill contract  for surface drilling of the Marg Deposit dated February 18, 2008.

The drilling will commence about June 18th, 2008 with a Zinex A5 B20 diamond drill.  The program will include approximately 2000 meters of metallurgical drilling, the core will be used to collect a sample for metallurgical testwork which will be used in the planned scoping study (Press Release February 05, 2008). An additional 2000 meters of exploratory drilling will target the westerly extension of the Marg Deposit, coincident with VTEM anomalies, soil geochemistry anomalies, topographical features and a zinc vegetation kill zone.

Additionally Yukon Gold announces:

The resignation of Stew Fumerton as VP Exploration effective March 11, 2008.  Yukon Gold wishes Mr. Fumerton success with his future projects.  There were no disagreements between Mr. Fumerton and the Company with respect to operations or policies. A search for a replacement is underway.

The deferral of 2008 work program expenditures on the Mt Hinton Property into 2009.  This deferral is permitted under the Company’s agreement with the Hinton Syndicate.

The appointment of G.E. (Ted) Creber Q.C. to the Board of Directors of Yukon Gold.    Mr. Creber is involved in the management of several private Canadian companies.  He is a former managing director and President of George Weston Limited and President and CEO of the Consumers Gas Company (now Enbridge).  He has at various times served as a director of a number of major Canadian companies including among others, George Weston Limited, Loblaw Groceterias Inc., Home Oil of Canada Limited, Canada Trust Company (now part of the Toronto Dominion Bank), Union Oil Company of Canada, Burns Foods Limited, International Pursuit Corporation and World Point Terminals Inc.  Mr. Creber graduated from the University of Toronto with a degree in political science and economics and from Osgoode Hall with a degree in law.  He was appointed a Queen’s Counsel in 1965.  He has practiced law in the field of corporate and securities law with several major Canadian law firms.

About Yukon Gold

Yukon Gold Corporation, Inc. (Yukon Gold) explores and develops mining properties with a commitment to moving projects towards production.  Yukon Gold’s 100% owned Marg deposit is an  advanced stage copper/lead/zinc/silver/gold deposit in the Tombstone Belt in Yukon, Canada, and the subject of a 43-101 Compliant report prepared by Archer Cathro/Giroux dated July 2007.  Currently there are 28.9M of the Company’s common shares outstanding.

FOR FURTHER INFORMATION PLEASE CONTACT:

Yukon Gold Corporation, Inc.
Cletus Ryan, VP Corporate Development
416-865-9869 or 1-800-295-0671 x12
Email: cryan@yukongoldcorp.com
Website: www.yukongoldcorp.com

Company Website: www.yukongoldcorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns or unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.

Cautionary Note to US Investors – The United States Securities and Exchange Commission (SEC) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  The reader is cautioned that the terms “resource,” “indicated” and “inferred” are not terms recognized by SEC guidelines for disclosure of mineral properties.  Generally, “indicated” and “inferred” estimates do not rise to the level of certainty required by SEC guidelines.  The mineralized material described above is not considered a “reserve” as that term is used in the mining industry and in SEC disclosure guidelines.  The Company must undertake a feasibility study before it can estimate the value of the Marg Deposit.  U.S. investors are urged to consider closely the disclosure in our Form 10-KSB, File No.  000-51068. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.